Exhibit 10.1

FIRST AMENDMENT TO MANUFACTURING AND SUPPLY AGREEMENT

THIS FIRST AMENDMENT TO MANUFACTURING AND SUPPLY AGREEMENT (this “First Amendment”) is dated as of the date of the last signature below with an effective date of January 12, 2026 (the “Effective Date”), by and among Napo Pharmaceuticals, Inc., a company incorporated under the laws of Delaware (“Napo”), Jaguar Health, Inc. d/b/a Jaguar Animal Health, a company incorporated under the laws of Delaware (“Jaguar”), and Woodward Specialty LLC, a limited liability company organized under the laws of Puerto Rico (“Woodward”). Napo and Woodward are each referred to herein, individually, as a “Party” and, together, as the “Parties.”

R E C I T A L S

A. Napo and Woodward are parties to that certain Manufacturing and Supply Agreement, dated as of January 12, 2026 (the “Supply Agreement”).

B. Pursuant to Section 3.1.1 of the Supply Agreement, title to the Effective Date Product Inventory passed to Woodward as of January 12, 2026, in the State of Tennessee.

C. Following the closing of the Supply Agreement, Woodward notified Napo that Woodward does not have a license in the State of Ohio (the “Ohio License”) and, therefore, is unable to adhere to Section 5 of the Supply Agreement, i.e., Woodward cannot take title to the Mytesi Product at the Patheon manufacturing plant in Ohio, as required by the Manufacturing and Supply Agreement.

D. Following the closing of the Supply Agreement, Woodward requested that Napo manage Woodward’s Mytesi Product Inventory under Jaguar’s agreement with Cardinal Health, Inc. until Woodard enters into its own agreement(s) (i) with Cardinal Health, Inc. for the management of Woodward’s Mytesi Product Inventory, and (ii) with pharmacies participating in Woodward’s limited specialty pharmacy network for the sale of the Mytesi Product.

E. Following the closing of the Supply Agreement, Woodward requested that Jaguar manage Woodward’s Canalevia-CA1 Product Inventory under Jaguar’s Product Supply Agreement with Vedco until Woodard enters into a distribution agreement with Vedco.

F. The Effective Date Product Inventory for the Mytesi Product is stored at Cardinal Health, Inc., located in Laverne, TN, and for the Canalevia-CA1 Product is stored at Vedco, located in Joseph, MO. In both cases, the Effective Date Inventory is being stored and managed by Napo and Jaguar, as appropriate, on Woodward’s behalf.

G. Woodward has also notified Napo that Woodward is in the process of moving certain operations from Canada to the State of Texas and will not be applying for the Ohio License until such move is complete. Therefore, Woodward may not obtain the Ohio License until the end of calendar year 2026.

H. On April 23, 2026, Napo shipped an additional quantity of Mytesi Product to Cardinal Health for purchase by Woodward, but held on Woodward’s behalf by Napo due to Woodward not having the Ohio License, nor an agreement with Cardinal in place.

I. Napo and Woodward anticipate additional shipments of Mytesi Product to Woodward prior to the end of calendar year 2026 and prior to Woodward obtaining the Ohio License. Therefore, Woodward requests that Napo manage the Inventory through no later than December 31, 2026.

J. The Parties desire to amend the Supply Agreement, as of the Effective Date, to clarify that with respect to Product Inventory held at Cardinal Health’s facilities in Tennessee, and at Vedco’s facility in Missouri, Woodward will: (i) take title to Product Inventory in Tennessee at Cardinal’s warehouse, (ii) enter into a title-model distribution agreement with Vedco for the distribution of Canalevia-CA1, and (iii) defend, hold harmless and indemnify Napo and Jaguar, their Affiliates and the Napo Indemnitees, for all Loses suffered with regard to the management of the Product Inventory on Woodward’s behalf.

K. Pursuant to Section 19.9 of the Supply Agreement, the Parties desire to amend the Supply Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the provisions contained in this First Amendment, and intending to be legally bound hereby, the Parties agree as follows:

1. Definitions. Capitalized terms that are used herein but not otherwise defined in this First Amendment shall have the meanings ascribed to such terms in the Supply Agreement.

2. Amendment to Section 5 (Delivery). Section 5.1 of the Supply Agreement is hereby deleted in its entirety and replaced as follows:

“Napo represents that the Effective Date Product Inventory of the Mytesi Product and the Canalevia-CA1 Product are held on behalf of Napo at warehouses managed by Cardinal Health and Vedco, respectively. Woodward represents that it utilizes Cardinal Health for managing inventory and distribution of certain products. Subject to Section 3.1.1, as of the Effective Date, Woodward accepts title and responsibility for the risk of loss for the Effective Date Product Inventory. To the extent that the Canalevia-CA1 portion of the Effective Date Product Inventory is to be shipped from the Vedco warehouse to a different location, such shipment will be made in accordance with Section 5.2 below. However, if the Canalevia-CA1 portion of the Effective Date Inventory is not shipped from Vedco by May 8, 2026, Woodward shall enter into a distribution agreement with Vedco no later than June 30, 2026.”

3. The following shall be added to the Supply Agreement as Section 5.3:

“Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that, with respect to any Product purchased from Napo by Woodward during the period starting on the Effective Date and ending on the date set forth in Section 5.3(g), Woodward shall take title to such Product Inventory at the Cardinal warehouse in Tennessee for Mytesi, and at the Vedco warehouse in Missouri for Canalevia CA-1.

For the avoidance of doubt:

(a) Section 5.3 is for the purpose of facilitating Woodward’s distribution and inventory management requirements while Woodward establishes (i) its limited specialty pharmacy network; (ii) Mytesi inventory and distribution arrangements with Cardinal; (iii) the proper licensure to take title to the Products in the state of Ohio; and (iv) for Canalevia-CA1 while Woodward establishes a Product Supply Agreement with Vedco or such other vendor for Canalevia-CA1;

(b) All Products shall be shipped and delivered to Woodward’s designated location (Incoterms® 2020) Notwithstanding the foregoing Incoterms designation; Woodward shall bear all costs and expenses of transportation, e.g., freight, insurance, and related transportation charges. Napo shall arrange shipment on Woodward’s behalf unless otherwise specifically directed in writing by Woodward. Notwithstanding the foregoing, title to and risk of loss for the Products shall remain with Napo for Mytesi and Jaguar for Canalevia-CA1 until the Products are delivered to and physically received by Woodward (or Woodward’s designated consignee) at the delivery location specified in the applicable purchase order. Upon such receipt, title to and risk of loss shall transfer to Woodward.

(c) Woodward shall reimburse Napo and Jaguar, or at the request of Napo or Jaguar pay such parties in advance, for all costs, fees and expenses incurred or to be incurred by either Napo or Jaguar (or any third party on their behalf) in the course of facilitating or to facilitate the purposes of this Section 5.3;

(d) Notwithstanding anything to the contrary, Woodward shall defend, hold harmless and indemnify Napo, Jaguar and their respective Affiliates and Napo Indemnitees pursuant to Article 14 for any Losses suffered by either Napo or Jaguar, their Affiliates or the Napo Indemnitees related to Section 5.3;

(e) Section 5.3 shall not affect or modify any other rights, obligations, or remedies of the Parties under this Agreement not specifically addressed herein, including without limitation the provisions of Article 12 (Product Claims and Recalls);

(f) Woodward hereby represents, warrants and covenants that it has the appropriate licensure, registrations, permits and/or authorizations to take title to, possess and distribute the Mytesi Product in Tennessee and the Canalevia-CA1 Product in Missouri; and

(g) Except Sections 5.3(c), (d), and (f) which shall survive the termination of the remainder of this Section 5.3, this Section 5.3 shall terminate as of the earlier of (i) Napo receiving written notice from Woodard that it can accept delivery of Product pursuant to Section 5.2, (ii) the last day of the fiscal quarter in which Woodward obtains the proper licensure in the State of Ohio that allows Section 5.2 to go into effect, and (iii) December 31, 2026. Notwithstanding the foregoing, Napo’s Section 5.3(a) obligations shall terminate on the earlier of (x) Woodard entering into a title model distribution agreement with Cardinal and Vedco, and (y) June 30, 2026”

4. Full Force and Effect and Conflicts. Except as modified by this First Amendment, all of the terms of the Supply Agreement shall remain in full force and effect; provided, however, that in the event of any conflict between the terms of this First Amendment and the terms of the Supply Agreement, the terms of this First Amendment shall control.

5. Execution of Amendment. A Party may deliver executed signature pages to this First Amendment by facsimile or email transmission to the other Party, which facsimile or email copy shall be deemed to be an original executed signature page. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

6. Governing Law. The interpretation and construction of this First Amendment, and all matters relating hereto, will be governed by and construed in accordance with the internal laws of the State of Delaware without reference to its choice of law rules.

7. Binding Effect. Each and every term and provision of this First Amendment shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

SIGNATURES ON PAGE 5

IN WITNESS WHEREOF, the Parties have duly executed this First Amendment to Manufacturing and Supply Agreement as of the date first written above.

NAPO PHARMACEUTICALS, INC.

By:	/s/ Lisa Conte
Name: Lisa Conte
Title: President & CEO
Date: Jun 18, 2026

JAGUAR HEALTH, INC. d/b/a JAGUAR ANIMAL HEALTH

By:	/s/ Lisa Conte
Name: Lisa Conte
Title: President & CEO
Date: Jun 18, 2026

WOODWARD SPECIALTY LLC

By:	/s/ David Risk
Name: David Risk
Title: Operating Chairman
Date: June 22, 2026